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                                  EXHIBIT 23.2




                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS



   We have issued our reports dated January 14, 1994 on our audits of the balance sheet of 1st*Bank as of December 31, 1993, 1992, and 1991 and the related financial statements and schedules of 1st*Bank for each of the three years ended December 31, 1993, which are contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus, and to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data."


FISK & ROBINSON, A PROFESSIONAL CORPORATION


                                           Fisk & Robinson P. C.


Dallas, Texas

February 3, 1995